Exhibit 10.22
[Liberty Financial letterhead]

[logo: LIBERTY                                 Liberty Financial Companies, Inc.
       F I N A N C I A L]                      Federal Reserve Plaza
                                               600 Atlantic Avenue
                                               Boston, MA 02210-2214
                                               www.lib.com

                                               617-722-6000



                                           February 1, 1999

CONFIDENTIAL

Stephen E. Gibson
President and Chief Executive Officer
The Colonial Group
One Financial Center, 12th Floor
Boston, MA  02111

Dear Steve:

      This letter sets forth the terms of an additional bonus you will receive as part of your annual bonus for 1998 and 1999 in connection with the settlement of a dispute with your former employer. This letter supersedes and replaces our letter agreement dated October 29, 1998 which dealt with the same bonus.

      You will receive an additional bonus for 1998 and 1999, as follows:

      o In February 1999, Colonial will increase the bonus you otherwise would receive by $167,471.21.

      o In February 2000, Colonial will increase the bonus you otherwise would receive by $187,216.04, plus interest from October 28, 1998 at the rate used to credit returns under the Liberty Financial deferred compensation plan.

      These additional payments are subject to the approval of the Liberty Financial Compensation Committee. Liberty Financial will recommend to the Committee that it approve these payments.

      Colonial shall deduct from all payments to be made to you under this letter any federal, state or local withholding or other taxes or charges that Colonial is required to deduct under applicable law, and all amounts stated or calculated in this letter are presented herein prior to any such deduction.

Stephen E. Gibson
February 1, 1999
Page 2


      You will be entitled to receive any theretofore unpaid amounts under this letter if your employment with Colonial terminates due to (i) your death, (ii) your permanent disability (such that any Liberty Financial stock awards you own would immediately vest under the terms of Liberty Financial's Amended and Restated 1995 Stock Incentive Plan), (iii) Colonial's termination of your employment without Cause or (iv) your voluntary termination of your employment for Good Reason. "Cause" shall mean (i) any material act of dishonesty committed by you against Colonial or any other member of the Liberty Group (defined as any subsidiary or affiliate of Liberty Financial Companies, Inc.), (ii) your chronic absence from work other than by reason of illness, vacations and other excused absences, (iii) your use of alcohol, drugs or other controlled substances in such a manner as to interfere materially with the performance of your duties,
(iv) commission by you of conduct requiring an affirmative response to be made by Colonial Management Associates, Inc., Colonial Advisory Services, Inc., Stein Roe & Farnham Incorporated, Liberty Funds Distributor, Inc. or any of their affiliates to item 11 of Form ADV or item 22 of Form U-4 (or any successor provisions of such forms), or (v) violations by you of Colonial's Code of Ethics, Insider Trading Policy or other firm policies and procedures (including, without limitation, policies and procedures relating to non-discrimination, sexual harassment or other unlawful conduct) which would otherwise result in termination of employment. "Good Reason" shall mean your ceasing to be the Chief Executive Officer of The Colonial Group, Inc. or a successor entity or a material reduction in the nature and scope of your duties from their current level.

      This letter agreement is not an employment agreement; it does not create any rights or benefits on your part except as expressly provided above.

      This letter and the Annex hereto constitutes the complete agreement between you and the Liberty Group with respect to the subject matter of this letter (there being no other agreements pertinent to the subject matter of this letter with any other member of the Liberty Group), and this letter supercedes all prior discussions or agreements with respect thereto.

      This letter may be amended, but only by a subsequent written agreement between the parties. Your rights and benefits under this letter cannot be assigned, except under the laws of descent and distribution. Liberty Financial cannot assign its rights and obligations under this letter without your prior written consent. This letter agreement shall be binding on and inure to the benefit of each of the parties and their respective successors and permitted assigns. This letter agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving

Stephen E. Gibson
February 1, 1999
Page 3


effect to any choice or conflicts of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

      If you agree to and accept the foregoing, please sign below in the space provided.

                                    Sincerely,

                                    LIBERTY FINANCIAL COMPANIES, INC.


                                    By  ____________________________
                                        Title:

I agree to and accept the foregoing:

____________________________
Stephen E. Gibson